EXHIBIT 99.

BEST PRODUCTS SIGNS ENHANCED DEAL TO SELL ITS ASSETS

            - DEAL MAY EXPEDITE COMPLETION OF CHAPTER 11 CASE
            - AGREEMENT CALLS FOR CLOSING OF ALL BEST STORES

RICHMOND, Va., October 29, 1996 - Best Products Co., Inc. (Nasdaq: BESTQ) today announced it has signed an enhanced deal to sell substantially all of its retail-related assets to an investor group. The company said earlier this month that it had reached an agreement to sell the assets to substantially the same investor group for approximately $395 million, including the proceeds from liquidation sales now underway at 81 stores. The improved transaction involves a purchase price of $410 million - subject to adjustment - including the proceeds from the liquidation sales. The new agreement also calls for the investor group to conduct store-closing or similar sales as Best Products' agent at all other Best locations. The deal, which supersedes the previous agreement, is subject to approval by the U.S. Bankruptcy Court.

The investor group is comprised of Jubilee Limited Partnership III (an affiliate of the Schottenstein family), Bernstein Financial Group, LLC, Alco Capital Group, Inc. and The Nassi Group, LLC.

Best Products Chief Executive Officer Daniel H. Levy said, "We believe this agreement, with its enhanced value, is in the best interests of Best Products' creditors. Consummation of the transaction is subject to higher and better offers. We believe the agreement may allow the Chapter 11 case to be completed on an expedited basis. Unfortunately, business realities made it impractical for the investor group to continue operating a portion of Best Products' stores as originally planned."

With court approval, the company said it expects "going-out-of-business" sales will begin at the company's remaining 88 stores in late November. About 3,500 full-time employees and 2,000 part-time employees will be affected. Each store employs about 25 full-time and 30 part-time employees. Best Products employs about 650 employees in its other operations.

Best Products, which commenced a Chapter 11 case under the U.S. Bankruptcy Code on September 24, currently operates 88 Best stores and 11 Best Jewelry stores in 17 states. The company is in the process of liquidating 81 stores pursuant to a bankruptcy court approved transaction involving the same investor group.

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